Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Board of Directors Determines Proposal from Icahn Enterprises

Is Superior to Bridgestone Transaction

PHILADELPHIA, PA — December 9, 2015 — The Pep Boys – Manny, Moe & Jack (NYSE: PBY), the nation’s leading automotive aftermarket service and retail chain, today announced that, on December 8, 2015, its Board of Directors, after consultation with its independent legal and financial advisors, determined that the proposal from Icahn Enterprises L.P. to acquire Pep Boys for $15.50 per share in cash constitutes a “Superior Proposal” as defined in the Company’s agreement and plan of merger with Bridgestone Retail Operations, LLC.

As part of its proposal, Icahn delivered to the Company a merger agreement signed by Icahn that is not subject to due diligence or financing conditions and contains a “hell or high water” anti-trust covenant.

Also on December 8, 2015, the Company delivered notice to Bridgestone of the Pep Boys Board’s determination and intention to effect a change of recommendation and to terminate the Bridgestone agreement.  Such notice commenced a three business day period that will expire at 5:00pm New York City time, on Friday December 11, 2015, during which the Company may not change the recommendation nor terminate the Bridgestone agreement, and Bridgestone has the right to make proposals to the Company.

As previously announced on October 26, 2015, the Company entered into the Bridgestone agreement pursuant to which Bridgestone commenced, on November 16, 2015, a tender offer for all outstanding shares of Pep Boys at $15.00 per share in cash.

There can be no assurance that a transaction with Icahn will result or that Bridgestone will propose any adjustments to the Bridgestone agreement.  The Pep Boys Board has not changed its recommendation with respect to the Bridgestone transaction, nor has it made any recommendation with respect to the Icahn proposal.

Rothschild is acting as the exclusive financial advisor to Pep Boys and Morgan, Lewis & Bockius LLP is acting as legal advisor.

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” ‘intend,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the Bridgestone tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. These risks also include uncertainties associated with the Icahn proposal. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov. The forward-looking statements included in this announcement are made as of the date hereof. Pep Boys is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction among Pep Boys, Bridgestone Retail Operations, LLC (BSRO) and TAJ Acquisition Co. (TAJ) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by BSRO and TAJ with the U.S. Securities and Exchange Commission (SEC) on November 16, 2015, as amended from time to time. In addition, on November 16, 2015, Pep Boys filed a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9. Pep Boys shareholders are able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from D.F. King & Co., Inc., the Information Agent for the tender offer, Telephone Number (866) 620-2536, or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number (215) 430-9169.

Contacts:

Investors:

Brian Zuckerman

(215) 430-9169

Media:

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Averell Withers

212-355-4449